Exhibit 99.1

Contacts:
Harry & David Holdings, Inc.:	Wasserstein & Co.:
Ed Dunlap, CFO	Cassandra Bujarski
Harry & David Holdings, Inc.:	Sard Verbinnen & Co.
(541) 864-2145	(212) 687 8080

HARRY & DAVID NAMES STEVEN HEYER

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

MEDFORD, Oregon, February 8, 2010 – Harry & David Holdings, Inc., the premier gourmet food gift company owned by investment funds controlled by Wasserstein & Co., LP, today announced that Steven J. Heyer has joined as Chairman and Chief Executive Officer. He replaces Bill Williams, formerly President and Chief Executive Officer, who has left the Company.

Mr. Heyer has extensive leadership experience with some of the world’s most prominent consumer brands, having served as Chief Executive Officer of Starwood Hotels & Resorts Worldwide and President and Chief Operating Officer of The Coca-Cola Company, Turner Broadcasting System, Young & Rubicam Advertising Worldwide and Booz Allen & Hamilton.

“Steve Heyer is a world-class talent with tremendous strategic vision and unparalleled experience as a brand builder, marketing innovator and operating executive. We couldn’t be more pleased that he will be joining Harry & David at this important time in the Company’s development,” said Ellis Jones, Chief Executive Officer of Wasserstein & Co. “Steve’s proven track record of growing businesses by increasing consumer loyalty and customer demand makes him the ideal person to build on the iconic Harry& David brand and help the Company take full advantage of its many opportunities.”

“Very few lifestyle brands have the awareness and esteem that Harry & David enjoys, and I believe we can further build this strong brand, as well as the Company’s heritage and reputation for authenticity, reliability and quality, to reinvigorate and grow the business in profitable new directions,” said Heyer. “By implementing a strategy that focuses on innovation and improved distribution, we will capitalize on Harry & David’s leading position today in the food-gifting business to expand the market and help the Company fulfill its enormous potential.”

Most recently, Heyer co-founded Avra Kehdabra Animation LLC, a computer animation studio exclusively focused on full-length feature films, and Next 3D, a 3D to the home software company. He is also active in improving the performance of private equity and venture capital portfolio companies, and serves on the Board of two public companies, Lazard Ltd. (as lead director) and Omnicare Inc., and is a director of the National Collegiate Athletic Association.

From October 2004 to April 2007, he was Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., where he led a significant turnaround and more than doubled the Company’s market capitalization through innovative marketing and sales initiatives. From 2001 to 2004, he served in senior executive roles at The Coca-Cola Company, most recently as President and Chief Operating Officer from 2002 to September 2004. While at Coca-Cola, Mr. Heyer restructured and improved many of the Company’s global bottler and customer relationships and launched a number of innovative new global products.

Previously he was President and Chief Operating Officer of Turner Broadcasting System, Inc. and was a member of AOL Time Warner’s Operating Committee from 1994 to 2001. While at Turner, Mr. Heyer was instrumental in launching 14 new television networks and led the effort to expand Turner’s Internet presence, introducing 19 distinct Web sites for its CNN, Cartoon Network and Turner Classic Movie brands in various languages. Previously, Mr. Heyer served as President and Chief Operating Officer of Young & Rubicam Advertising Worldwide. Earlier in his career spent 15 years at Booz Allen & Hamilton, becoming Senior Vice President and Managing Partner and heading the company’s global marketing practice. Mr. Heyer holds a B.A. degree from Cornell University and a M.B.A. from New York University.

Said Mr. Jones, “On behalf of the Board, I want to acknowledge the many valuable contributions Bill Williams has made to Harry & David over the past 21 years. The operational and logistical advances Bill implemented during his tenure as President and CEO have provided the Company with a solid foundation that will continue to yield benefits going forward. We thank him for his faithful stewardship of the brand and his loyalty to Harry & David employees and shareholders, and wish him well in his future endeavors.”

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc. is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David®, Wolferman’s® and Cushman’s™ brands. You can shop our products online at www.harryanddavid.com, www.wolferman’s.com and www.honeybell.com or visit one of our 139 stores across the country.

About Wasserstein & Co.

Wasserstein & Co., LP is a leading independent private equity and investment firm, focused primarily on leveraged buyout investments and related investment activities. The firm manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations, and high net worth individuals. The firm historically has made investments in media, consumer products and other industry sectors. Wasserstein & Co. conducts its activities through offices in New York and Los Angeles.

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